Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jim Ryan

    (973) 541-3766

CURTISS-WRIGHT Announces Successful Completion

Of $500 Million Debt Offering

PARSIPPANY, NJ – Feb 27, 2013 – Curtiss-Wright Corporation (NYSE: CW) announced that yesterday it successfully completed a private placement debt offering of $500 million of senior notes (the "Notes"), consisting of $225 million 3.70% senior notes due 2023, $100 million 3.85% senior notes due 2025, $75 million 4.05% senior notes due 2028 and $100 million 4.11% senior notes due 2028. This offering is exempt from the registration requirements of the Securities Act of 1933.

"We are pleased with the significant response we received for this Note offering and our opportunity to take advantage of considerably low interest rates,” said Martin R. Benante, Chairman and CEO of Curtiss-Wright. “By increasing our overall debt capacity, this offering will allow us to continue to pursue our corporate growth strategies. As expected, the issuance of these Notes will result in higher interest costs in the short term, however, we believe that it will benefit our stockholders over the long term and more closely align our capital structure with our overall corporate strategy."

Curtiss-Wright intends to use the net proceeds of the offering to reduce outstanding indebtedness under the Company's revolving credit facilities and for general corporate purposes, which may include working capital uses, internal growth initiatives, funding of possible future acquisitions, repurchases of stock and other general corporate purposes.

The Notes were offered and sold to institutional accredited investors in a private placement that qualified for exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Notes will not be registered for resale under the Securities Act and may not be offered or sold absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Curtiss-Wright Corporation
10 Waterview Boulevard, Parsippany, NJ 07054
(973) 541-3700 • FAX (973) 541-3699
www.curtisswright.com

Curtiss-Wright Corporation • Page 2

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical-function products, systems and services in the areas of flow control, motion control and surface treatment technologies to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation and prides itself on long-standing customer relationships. The company employs approximately 9,300 people worldwide. For more information, visit www.curtisswright.com.

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This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including statements, among other things, statements regarding possible uses for the proceeds, future benefits derived from this private debt transaction, and the future financial performance of Curtiss-Wright Corporation, all involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied and could cause volatility in the pricing of Curtiss-Wright’s common stock. Such forward looking statements are not considered historical facts or an indication of future performance of the Corporation’s common stock. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in US and Foreign government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, electronics and industrial companies. Please refer to the Company's current SEC filings under the Securities Exchange Act of 1934, as amended, for further information.